Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

September 25, 2019

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53719

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 as filed on August 30, 2019 and as amended by Amendment No. 1 to be filed on the date hereof (as the same may be further amended, the “Registration Statement”) by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 18,024,173 shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the issuance of such number of Registered Shares (such number of Registered Shares, the “Issued Shares”) that may become issuable upon the consummation of the merger (the “Merger”) of Spring Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Genomic Health, Inc., a Delaware corporation (“Genomic Health”), with Genomic Health continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2019 (the “Merger Agreement”), by and among the Company, Merger Sub and Genomic Health.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act. In rendering the opinion stated herein, we have examined and relied upon the following:

(a)         the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)         the Merger Agreement;

(c)          an executed copy of a certificate of D. Scott Coward, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)         a copy of the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended and in effect as of July 28, 2019 and as of the date hereof, certified by the Secretary of State of the State of Delaware on September 25, 2019, and certified pursuant to the Secretary’s Certificate;

(e)          a copy of the Company’s Third Amended and Restated By-Laws, as amended and in effect as of July 28, 2019 and as of the date hereof, certified pursuant to the Secretary’s Certificate;

(f)           a specimen certificate representing the Common Stock;

(g)          a copy of certain resolutions of the Board of Directors of the Company, adopted on July 28, 2019, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Issued Shares, the filing of the Registration Statement and related matters, certified pursuant to the Secretary’s Certificate; and

(h)         a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, we have also assumed that (i) if issued in physical form, the certificates evidencing the Registered Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar of the Company and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Registered Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent and (ii) the issuance of the Registered Shares will be properly recorded in the books and records of the Company.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, the Merger is consummated in accordance with the terms of the Merger Agreement and the Issued Shares have been delivered in accordance with the terms of the Merger Agreement and pursuant to the Registration Statement, the Issued Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of Common Stock” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RCW